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                                                                    EXHIBIT 99.1



                        BIG 5 SPORTING GOODS CORPORATION

                     CONSENT TO SERVE ON BOARD OF DIRECTORS



         THE UNDERSIGNED hereby consents to serve as a Director on the Board of Directors of Big 5 Sporting Goods Corporation (the "Company") effective upon the Company's consummation of its initial public offering of common stock contemplated by the Registration Statement on Form S-1 (File No. 333-68094) currently on file with the Securities and Exchange Commission (the "Form S-1"). The undersigned acknowledges that the Company may state that the undersigned will become a Director and provide biographical information approved by the undersigned in connection with the Form S-1 and with customary corporate communications and documents.



Dated:  April 30, 2002



/s/ SANDRA N. BANE
--------------------------------
Sandra N. Bane